WORLD’S BEST SELLING LUXURY SEDAN, THE MERCEDES-BENZ S-CLASS, WILL
OFFER RESEARCH FRONTIERS’ SPD-SMARTGLASS TECHNOLOGY

Mercedes-Benz’ Flagship S-Class Sedan will be the third serial production car to offer Research Frontiers’ patented SPD-SmartGlass technology.

Woodbury, NY – August 8, 2013. The all-new Mercedes-Benz S-Class is once again the benchmark in the premium luxury segment, offering the MAGIC SKY CONTROL panoramic glass roof as an option to customers during the second half of 2014. The MAGIC SKY CONTROL feature uses patented SPD-SmartGlass technology developed by Research Frontiers Inc. (Nasdaq: REFR) to turn the roof transparent by electrically aligning tiny particles within its glass. With the touch of a button, drivers and passengers can instantly change the tint of their roof to help keep out harsh sunlight and heat, and create an open-air feeling even when the sunroof is closed. Glass or plastic using Research Frontiers’ patented SPD-SmartGlass technology effectively blocks UV and infrared rays in either mode, helping keep the cabin cooler, and protecting passengers and interiors.

The all-new Mercedes-Benz S-Class is the third large-scale serial production vehicle to offer MAGIC SKY CONTROL using SPD-Smart technology. In January 2011, Daimler introduced the new Mercedes-Benz SLK as the first car ever to offer this innovative feature, and in December of 2011 Daimler followed up with MAGIC SKY CONTROL on the new Mercedes-Benz SL roadster. In addition to the all-new S-Class sedan, several variants of the S-Class are planned for release over the next few years.

Joseph M. Harary, President and CEO of Research Frontiers noted today in his quarterly conference call with investors and security analysts: “The new Mercedes-Benz S-Class promises to be the most technologically advanced vehicle in the market in terms of luxury, technology, comfort and safety. It will offer the largest panoramic MAGIC SKY CONTROL roof ever put into serial production. The surface area of the panoramic roof using SPD-SmartGlass technology on the S-Class is approximately three times the size of the roof glass used on the current SLK and SL roadster, and third-party market forecasters estimate that the total vehicle production volumes for the S-Class will be higher than the SLK and SL roadsters combined. Because of these high production volumes, greater surface area per vehicle, and the anticipated high take rates for this option by S-Class buyers, we believe that the addition of the S-Class next year to the two other Mercedes car models currently using SPD-SmartGlass technology should result in significantly higher royalty income to Research Frontiers from the automotive market starting next year. The addition of this new car model is also significant since it applies our SPD-Smart light-control technology to the broader class of vehicles by moving beyond roadsters to now also be in passenger sedans.”

Historically, since its debut over 40 years ago, the S-Class represents the premier platform to introduce new technologies to the customer, which in many cases expand to the other model lines within the Mercedes-Benz brand. In addition to being a proving ground for innovations in the automotive industry, the S-Class also provides solid profits for Daimler. Last year, Automotive News reported deliveries of 80,300 S-Class vehicles, compared with 59,200 BMW 7-Series and 38,600 Audi A8s, both of which are competitive vehicles to the S-Class in the marketplace.

Mercedes-Benz put the MAGIC SKY CONTROL roof using SPD-SmartGlass technology through rigorous durability and performance testing in some of the most extreme conditions on Earth. This included testing in the arctic cold of Scandinavia (with temperatures below -22ºF/-30ºC) and the blistering desert heat of Death Valley, California (with temperatures exceeding 122ºF/50ºC). The MAGIC SKY CONTROL feature using patented SPD-Smart light-control technology allows drivers many benefits including the ability to create the open-air feeling of a roadster. It also blocks over 99% of harmful UV radiation and substantially reduces heat inside the vehicle. Test data published by Mercedes-Benz shows the ability of the roof to reduce sun exposure to 1/20th of direct exposure levels (from over 1,000 watts/square meter to less than 50 watts/square meter). When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduces the temperature inside the vehicle by up to 18ºF/10ºC. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc. MAGIC SKY CONTROL, Mercedes-Benz, and model designations SLK, SL and S-Class are trademarks of Daimler A.G.

For further information about SPD-SmartGlass technology, please contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com